EXHIBIT 99.1


                 FIRST HORIZON ANNOUNCES REVISED STRATEGIC PLAN

     Alpharetta, GA, July 17, 2003 - First Horizon Pharmaceutical(TM) Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced its revised strategy and operating plan. The Company's revised operating plan focuses on the following objectives:

     >> Increasing sales of the Company's key products, particularly Sular, using a re-engineered sales and marketing model,

     >> Reducing costs and implementing systems and controls to reduce expenses, and

     >>   Reinvesting the savings to expand the sales force.

     John Kapoor, Ph.D., Chairman of the Company, commented, "The Board of Directors appointed a task force to assess the Company's business and make recommendations to the Board. In May 2003, the Board received the report from its task force, appointed new management and directed management to implement the recommendations of the task force."

     Patrick Fourteau, the Company's President and Chief Operating Officer commented, "The new management team has been working on a comprehensive operating plan to achieve the Company's objectives. In addition to focusing on specific cost control measures, systems and controls, this operating plan also seeks to improve the productivity of our sales force and expands the number of our sales representatives. This plan includes a phased expansion of the number of our sales representatives, initially to 250 and, in phase two, to 400 sales representatives. We are moving rapidly and with a high degree of focus in our implementation of this plan. John and I will share more information about our strategy and implementation program during our conference call scheduled to occur today at 4:30 p.m. eastern time."

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     The  Company  stated that it expects to report net  revenues  for the three months ending June 30, 2003 of between $17 million and $18.5 million. The Company has not yet completed its accounting for its second quarter and its expectation about what it will report is tentative pending the completion of such accounting.

     The Company will host a conference call at 4:30 p.m. eastern time July 17, 2003. You are welcome to listen to a webcast of the Company's call by visiting the Company's website, http://www.firsthorizonpharm.com and entering the Investor Relations page. You may also dial into the conference call. The dial-in numbers are 1-888-202-2422 for domestic callers and 1-913-981-5592 for international callers. A replay of this conference call will be available by dialing 1-888-203-1112 for domestic callers and 1-719-457-0820 for international callers. All callers should use reservation number 448364 to gain access to the replay. The replay will be available through July 24, 2003.

First Horizon Background

     First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics, and gastroenterology. The Company has a portfolio that includes 17 branded prescription products, of which six are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 200 people and reported revenue of $115 million in 2002. The Company's website address is http://www.firsthorizonpharm.com/.

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Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415

         amathis@horizonpharm.com

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